Exhibit 15.1

GAINSCO, INC.

Dallas, Texas

Re:	Registration Statement Nos. 333-129678 and 333-33590

With respect to the subject registration statement, we acknowledge our awareness of the use therein of our report dated May 15, 2008 related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the “Act”), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP

Dallas, Texas

May 15, 2008